Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES CORPORATION REPORTS PROFITABLE SECOND QUARTER

AND SIX-MONTH 2023 EARNINGS

HOUSTON, TX – May 11, 2023 - Geospace Technologies Corporation (NASDAQ: GEOS) (the “Company”) today announced results for its second quarter ended March 31, 2023. For the three-months ended March 31, 2023, Geospace reported revenue of $31.4 million compared to revenue of $24.7 million for the comparable year-ago quarter. Net income for the three-months ended March 31, 2023 was $4.7 million, or $0.35 per diluted share, compared to a net loss of $1.5 million, or ($0.11) per diluted share, for the quarter ended March 31, 2022.

For the six-months ended March 31, 2023, Geospace reported revenue of $62.5 million compared to revenue of $42.7 million for the comparable year-ago period. Net income for the six-months ended March 31, 2023 was $4.5 million, or $0.35 per diluted share, compared to a net loss of $8.2 million, or ($0.64) per diluted share, for the six-months ended March 31, 2022.

Management’s Comments

Walter R. (“Rick”) Wheeler, President and CEO of the Company said, “We’re delighted with the solid performance reflected in our second quarter results for fiscal year 2023. Revenue of $31.4 million represents the highest quarterly figure in almost 9 years, and the achievement of net income exceeding $4.6 million demonstrates our real commitment to profitability. Although net income includes a $1.3 million gain on the sale of our Langfield facility, most of the income came from profits on operations. The largest single contribution to both revenue and profits for the second quarter and first half of the fiscal year came from rentals of our OBX ocean bottom nodes. Our OBX customers report that projects requiring their ocean bottom seismic services have increased beyond pre-pandemic levels and will remain strong throughout the year. This translates to greater demand and utilization of our OBX rental fleet. We believe these improved market conditions are durable for the foreseeable future and should provide leverage for greater revenue and less volatility from our Oil & Gas segment.

Driven by sales of our water meter cables and connectors, second quarter revenue from our Adjacent Markets segment set yet another quarterly record. Moreover, revenue generated by this segment in the first half of fiscal year 2023 represents the greatest figure ever achieved in any six-month period. It is rewarding to see such firm evidence of the positive impact our strategic diversification efforts are making in this segment, and how its growing strength adds stability to the company’s overall performance. We believe this segment will continue to provide growing and reliable revenue as domestic municipalities update their smart water meter infrastructure. We further anticipate these infrastructure updates to translate into meaningful contracts for our Aquana smart water shut off valves.

Only a small amount of revenue was generated in the second quarter and first half of the fiscal year by Quantum and our Emerging Markets segment. However, current efforts on the previously announced DARPA contract, as well as a smaller contract with an undisclosed major defense contractor, offer potential for significant future contracts utilizing our SADAR acoustic arrays and unique analytics. Ongoing discussions with energy companies and service providers related to carbon capture monitoring also hold promise for the future of this segment.

Our efforts to reduce expenses are also bearing fruit. Looking past last year’s non-cash adjustments to earn-out liabilities, operating expenses for the first half of the fiscal year have decreased 5% compared to last year. We believe the company’s path to profitability through conservative management, a strong balance sheet, and market cultivation will continue to yield positive results.

Oil and Gas Markets Segment

Revenue from the Oil and Gas Markets segment totaled $18.4 million for the three-month ended March 31, 2023. Revenue from the same period of the prior fiscal year was $15.1 million, an increase of 21.6%. Revenue for the six-month period ended March 31, 2023, is $38.6 million, an increase of 55.6% over the equivalent prior year period. The increase in revenue for both periods was due to higher rental revenue from higher utilization for our marine OBX rental fleet and higher demand for our seismic sensors. The increase in revenue for the six-month period is partially offset by a decrease in the demand for our wireless exploration products. Strong demand for the Company’s OBX rental fleet has increased utilization to near full capacity. Rental revenue reached pre-pandemic levels and the highest quarter since June 2020.

Adjacent Markets Segment

Revenue from our Adjacent Markets products for the three months ended March 31, 2023, is $12.7 million an increase of $3.5 million, and an increase of $38.1% from the corresponding period of the prior fiscal year. The revenue for the six-month period ended March 31, 2023, was $23.5 million, an increase of 35.4%, from the same period of the prior fiscal year. The increase in revenue for both periods was primarily due to increased demand for our water meter cable and connector products.

Emerging Markets

For the three-and six-month periods ended March 31, 2023, the Company’s Emerging Market’s segment generated revenue of $0.2 million and $0.3 million respectively. For the similar periods from fiscal year 2022, the Emerging Market’s segment produced revenue of $0.3 million and $0.4 million, respectively. The revenue from this segment primarily consisted of on-going service and maintenance related to our completed contract with the U.S. Customs and Border Protection. Currently, the Emerging Markets segment has a backlog of $2.1 million, of which the Company expects to begin recognizing a portion of this revenue in the third quarter of fiscal year 2023.

Balance Sheet and Liquidity

For the six-month period ended March 31, 2023, the Company used $5.1 million in cash and cash equivalents from operating activities. The Company generated $12.2 million of cash from investing activities that included $8.8 million in proceeds from the sale of rental equipment and $4.2 million in proceeds from the sale of a property and equipment offset by cash used to invest in additional property, plant, rental and other equipment of $1.8 million. As of March 31, 2023, the Company had $22.8 million in cash, cash equivalents and short-term investments, and maintained an additional borrowing availability of $5.5 million under its credit agreement with no borrowings outstanding. Thus, as of March 31, 2023, the Company’s total liquidity stood at $28.3 million. The Company is currently in discussions with one of its lenders on a new larger credit facility. The Company additionally owns unencumbered property and real estate in both domestic and international locations.

Conference Call Information

The Company will host a conference call to review its second quarter fiscal year 2023 financial results on May 11, 2023, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). Participants can access the call at (800) 225-9448 (US) or (203) 518-9848 (International). Please reference the conference ID: GEOSQ223 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor Relations tab of the Company’s website at www.geospace.com.

About Geospace Technologies

Geospace Technologies is a global technology and instrumentation manufacturer specializing in vibration sensing and highly ruggedized products which serve energy, industrial, government and commercial customers worldwide. The Company’s products blend engineering expertise with advanced analytic software to optimize energy exploration, enhance national and homeland security, empower water utility and property managers, and streamline electronic printing solutions. With more than four decades of excellence, the Company’s more than 600 employees across the world are dedicated to engineering and technical quality. Geospace is traded on the U.S. NASDAQ stock exchange as GEOS. For more information, visit www.geospace.com.

Media Contact: Caroline Kempf, ckempf@geospace.com, 321.341.9305

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may”, “will”, “should”, “could”, “intend”, “expect”, “plan”, “budget”, “forecast”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue”, “evaluating” or similar words. Statements that contain these words should be read carefully because they discuss future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. Examples of forward- looking statements include, statements regarding our expected operating results, expected demand for our products in various segments, and ability to secure a new credit facility. These forward-looking statements reflect our current judgment about future events and trends based on currently available information. However, there will likely be events in the future that we are not able to predict or control. The factors listed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K which is on file with the Securities and Exchange Commission, as well as other cautionary language in such Annual Report, any subsequent Quarterly Report on Form 10- Q, or in our other periodic reports, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements.

Such examples include, but are not limited to, the failure of the Quantum or OptoSeis® or Aquana technology transactions to yield positive operating results, decreases in commodity price levels, the continued adverse impact of COVID-19, which could reduce demand for our products, the failure of our products to achieve market acceptance (despite substantial investment by us), our sensitivity to short term backlog, delayed or cancelled customer orders, product obsolescence resulting from poor industry conditions or new technologies, bad debt write-offs associated with customer accounts, inability to collect on promissory notes, lack of further orders for our OBX systems, failure of our Quantum products to be adopted by the border and security perimeter market or a decrease in such market due to governmental changes, , inability to secure a new credit facility, and infringement or failure to protect intellectual property. The occurrence of the events described in these risk factors and elsewhere in our most recent Annual Report on Form 10-K or in our other periodic reports could have a material adverse effect on our business, results of operations and financial position, and actual events and results of operations may vary materially from our current expectations. We assume no obligation to revise or update any forward- looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable securities laws and regulations.

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GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Revenue:
Products	$17,701	$21,565	$37,249	$34,597
Rental	13,669	3,135	25,230	8,094
Total revenue	31,370	24,700	62,479	42,691
Cost of revenue:
Products	13,196	13,500	28,561	24,850
Rental	5,225	4,390	10,435	9,329
Total cost of revenue	18,421	17,890	38,996	34,179

Gross profit	12,949	6,810	23,483	8,512

Operating expenses:
Selling, general and administrative	6,387	5,991	12,822	11,735
Research and development	3,483	4,673	7,741	9,942
Change in estimated fair value of contingent consideration	—	(2,218)	—	(4,658)
Bad debt expense	17	13	137	28
Total operating expenses	9,887	8,459	20,700	17,047

Gain on disposal of property	1,315	—	1,315	—

Income (loss) from operations	4,377	(1,649)	4,098	(8,535)

Other income (expense):
Interest expense	(39)	—	(78)	—
Interest income	127	126	283	320
Foreign exchange gains, net	185	93	292	111
Other, net	6	(19)	(6)	(36)
Total other income, net	279	200	491	395

Income (loss) before income taxes	4,656	(1,449)	4,589	(8,140)
Income tax expense	19	25	49	102
Net income (loss)	$4,637	$(1,474)	$4,540	$(8,242)

Income (loss) per common share:
Basic	$0.35	$(0.11)	$0.35	$(0.64)
Diluted	$0.35	$(0.11)	$0.35	$(0.64)

Weighted average common shares outstanding:
Basic	13,156,715	12,999,022	13,111,866	12,958,911
Diluted	13,156,715	12,999,022	13,111,866	12,958,911

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands except share amounts)

(unaudited)

	March 31, 2023	September 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$22,805	$16,109
Short-term investments	—	894
Trade accounts and notes receivable, net	25,908	20,886
Inventories, net	20,477	19,995
Prepaid expenses and other current assets	1,404	2,077
Total current assets	70,594	59,961

Non-current inventories, net	17,508	12,526
Rental equipment, net	20,579	28,199
Property, plant and equipment, net	22,690	26,598
Operating right-of-use assets	836	957
Goodwill	736	736
Other intangible assets, net	5,143	5,573
Other non-current assets	356	506
Total assets	$138,442	$135,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable trade	$5,021	$5,595
Contingent consideration	—	175
Operating lease liabilities	248	241
Other current liabilities	6,967	6,616
Total current liabilities	12,236	12,627

Non-current operating lease liabilities	654	769
Deferred tax liabilities, net	15	13
Total liabilities	12,905	13,409

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.01 par value, 20,000,000 shares authorized; 14,013,481 and 13,863,233 shares issued, respectively; and 13,171,489 and 13,021,241 shares outstanding, respectively	140	139
Additional paid-in capital	95,343	94,667
Retained earnings	54,194	49,654
Accumulated other comprehensive loss	(16,640)	(15,313)
Treasury stock, at cost, 841,992 shares	(7,500)	(7,500)
Total stockholders’ equity	125,537	121,647
Total liabilities and stockholders’ equity	$138,442	$135,056

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended
	March 31, 2023	March 31, 2022
Cash flows from operating activities:
Net income (loss)	$4,540	$(8,242)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Deferred income tax expense (benefit)	—	(7)
Rental equipment depreciation	6,442	7,205
Property, plant and equipment depreciation	1,896	2,071
Amortization of intangible assets	430	893
Accretion of discounts on short-term investments	1	76
Stock-based compensation expense	676	954
Bad debt expense	137	28
Inventory obsolescence expense	1,836	1,106
Change in estimated fair value of contingent consideration	—	(4,658)
Gross profit from sale of used rental equipment	(3,925)	(10,741)
Gain on disposal of property	(1,315)	—
Gain on disposal of equipment	(464)	—
Realized loss on short-term investments	—	18
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	(8,352)	4,666
Unbilled receivables	—	1,051
Inventories	(7,882)	(1,313)
Other assets	1,702	1,027
Accounts payable trade	(574)	(1,746)
Other liabilities	(226)	(2,720)
Net cash used in operating activities	(5,078)	(10,332)

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,126)	(509)
Proceeds from the sale of equipment	539	—
Proceeds from the sale of property	3,682	—
Investment in rental equipment	(635)	(2,368)
Proceeds from the sale of used rental equipment	8,794	3,000
Purchases of short-term investments	—	(450)
Proceeds from the sale of short-term investments	900	6,174
Net cash provided by investing activities	12,154	5,847

Cash flows from financing activities:
Payments on contingent consideration	(175)	(807)
Purchase of treasury stock	-	(695)
Net cash used in financing activities	(175)	(1,502)

Effect of exchange rate changes on cash	(205)	132
Increase (decrease) in cash and cash equivalents	6,696	(5,855)
Cash and cash equivalents, beginning of fiscal year	16,109	14,066
Cash and cash equivalents, end of fiscal period	$22,805	$8,211

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$26	$81
Issuance of note receivable related to sale of used rental equipment	—	11,745
Inventory transferred to rental equipment	82	814
Inventory transferred to property, plant and equipment	—	172

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUE AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Oil and Gas Markets
Traditional seismic exploration product revenue	$3,391	$1,245	$6,146	$1,836
Wireless seismic exploration product revenue	14,896	13,507	32,134	22,234
Reservoir product revenue	132	394	287	730
	18,419	15,146	38,567	24,800

Adjacent Markets segment revenue:
Industrial product revenue	9,642	5,993	17,572	11,006
Imaging product revenue	3,066	3,210	5,958	6,368
	12,708	9,203	23,530	17,374
Emerging Markets segment revenue:
Border and perimeter security product revenue	191	299	284	436

Corporate	52	52	98	81
Total revenue	$31,370	$24,700	$62,479	$42,691

	Three Months Ended		Six Months Ended
	March 31, 2023	March 31, 2022	March 31, 2023	March 31, 2022
Operating income (loss):
Oil and Gas Markets segment	$4,176	$1,656	$6,582	$(2,514)
Adjacent Markets segment	3,055	1,292	4,802	2,500
Emerging Markets segment	(1,007)	(1,384)	(2,220)	(2,204)
Corporate	(1,847)	(3,213)	(5,066)	(6,317)
Total operating income (loss)	$4,377	$(1,649)	$4,098	$(8,535)